Exhibit 10.2

Execution Version
August 9, 2024
To the Borrowers (as defined
in Exhibit D hereto)
30 Hudson Yards
New York, New York 10001
Uncommitted Unsecured Line of Credit
Ladies and Gentlemen:
KKR Alternative Assets LLC (the “Lender”) is pleased to offer to the Persons listed in Exhibit D hereto (as the same may be updated from time to time) an uncommitted unsecured line of credit (the “Line”) under which the Lender may, from time to time in its sole discretion, approve requests by one or more Borrowers for Loans up to an aggregate amount of $350,000,000, subject to the terms and conditions set forth herein. Unless the context otherwise requires, capitalized terms used in this Agreement shall have the meanings given thereto in Exhibit C hereto.
This Agreement and the arrangement described herein do not constitute a commitment by the Lender to extend any credit or to make any financial accommodation to any Borrower, and any decision to extend credit or make any financial accommodation under the Line shall be made by the Lender in its sole discretion. Any extension of credit or financial accommodation that the Lender may make under the Line will be on such terms and conditions as the Lender may require at the time a Borrower requests such extension of credit or financial accommodation and must be evidenced by documents in form and substance satisfactory to the Lender. Each request for a Loan will be considered individually in light of considerations that the Lender, in its sole discretion, may then find pertinent, including any credit exposure which the Lender may have to the Borrowers in connection with the Line and any other transactions with the Borrowers.
Section 1.Purpose. Requests for Loans under the Line may be made from the date hereof to but excluding August 8, 2025 (the “Stated Expiration Date”), as such date may be extended pursuant to Section 11 hereof. Subject to the terms and conditions of the Master Note, Loans shall be used by the applicable Borrower to provide financing for Investments, to repay debt or pay other obligations, to manage working capital requirements and for other purposes permitted by such Borrower’s Constituent Documents.
Section 2.Requesting and Evidencing Loans; Joinder and Removal of Borrowers.
(a)In order to request a Loan, a Borrower or Borrowers shall deliver to the Lender a request substantially in the form of Exhibit A hereto or such other form satisfactory to the Lender (a “Loan Request”), which request may be delivered or furnished by electronic communication. Such Borrower(s) shall use commercially reasonable efforts to deliver a completed Loan Request to the Lender no later than 11:00 a.m., New York City time, on the proposed date of borrowing. The failure of any Borrower to comply with such time period shall not constitute a default under this Agreement. Any Loan Request received by the Lender after the applicable time set forth in this Section shall be deemed to have been given by the applicable Borrower on the next succeeding Business Day.;
(b)Upon the date of execution and delivery of this Agreement, an authorized person of each Borrower party hereto as of the date hereof shall execute and deliver to the Lender the Master Note on behalf of such Borrower. Exhibit D hereto shall be updated from time to time to designate any additional borrowers (each of which shall execute and deliver the Master Note) and reflect changes in the composition of Borrowers after the date hereof. Any and all Loans made to a Borrower shall be evidenced by the Master Note.
(c)If a Borrower has no Obligations outstanding, such Borrower shall be permitted to withdraw from the Line as a Borrower upon ten (10) days (or such shorter period acceptable to the Lender) advance notice to the Lender. Upon effectiveness of such withdrawal, the Lender will return or destroy the Master Note issued by such Borrower and Exhibit D hereto shall be updated to reflect changes in the composition of Borrowers. Notwithstanding any withdrawal by a Borrower, such Borrower shall remain liable for any amounts due to the Lender pursuant to Section 5 hereof from such Borrower, which provisions shall survive any withdrawal by a Borrower.
Section 3.Conditions to Loans. The Lender may make each Loan subject to the fulfillment of each of the following conditions, in form and substance satisfactory to the Lender:
(a)the Lender shall have received a Loan Request pursuant to Section 2;
(b)each representation and warranty contained in this Agreement shall be true and correct in all material respects as of the date of such Loan Request giving effect to such Loan, with the same force and effect as if made on and as of such date; and
(c)no Default or Event of Default shall have occurred and be continuing as of the date of such Loan Request.
Section 4.Representations and Warranties. Each Borrower hereby represents and warrants to the Lender that (a) it has been duly formed, is validly existing in its jurisdiction of organization and is in good standing under the laws of its jurisdiction of formation; (b) each of the Loan Documents to which it is a party has been duly authorized, executed, and delivered by it and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with the terms thereof, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors rights; (c) its execution, delivery, and performance of this Agreement and the other Loan Documents to be delivered by it have been duly authorized by all requisite action and will not conflict with, violate, result in any default under, or result in the creation of any Lien (as defined in the Master Note) on any of its assets pursuant to its Constituent Documents, any applicable law or regulation, any judgment, order, or decree binding on it or any material agreement or instrument or contractual restriction to which it is party or which is binding on it or its properties; (d) the proceeds of any Loan shall be to provide financing for Investments, to repay debt or pay other obligations, to manage working capital requirements and for other purposes permitted by the applicable Borrower’s Constituent Documents and applicable law; (e) it is not required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended; (f) there are no material actions, suits, investigations or legal, equitable, arbitration or administrative proceedings in any arbitrator or governmental authority pending, or to the knowledge of such Borrower, threatened against any Borrower, other than any such proceeding that would not have a material adverse effect on such Borrower; and (g) such Borrower is in compliance, in all material respects, with all material laws, rules, regulations, orders and decrees which are applicable to it or its properties.
Section 5.Expenses; Indemnity.
(a)     Each Borrower shall pay all reasonable and documented costs and expenses (including, without limitation, all reasonable and documented legal fees) incurred in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents.
(b)    Each Borrower agrees to indemnify the Lender, its directors, officers, employees and agents (each such Person, an “Indemnitee”) against, and to hold each Indemnitee harmless from, its proportionate share of any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto (other than the Lender) of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) the use of the proceeds of any of the Loans, or (iii) any claim, litigation, investigation, or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, in each case, to the fullest extent possible without such indemnification being inconsistent with such Borrower’s Constituent Documents. The liability of each Borrower under this Section 5 shall be determined in accordance with Section 8(n) of this Agreement.
(c)    The provisions of this Section 5 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of all or any portion of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Lender. All amounts due under this Section 5 shall be payable in accordance with Section 12.
Section 6.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER

LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 7.Survival. All covenants, agreements, representations, and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lender and shall survive the execution and delivery of this Agreement and the making of any Loan, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any default under any Loan Document or incorrect representation or warranty at the time any Loan is extended under the Line, and shall continue in full force and effect as long as any Loan remains outstanding and any amount remains due but unpaid under any Loan Document after the Line has expired or terminated.
Section 8.Miscellaneous.
(a)Each Borrower acknowledges and agrees that no provision of this Agreement or any other Loan Document referred to herein, and no course of dealing by the Lender in connection herewith, shall be deemed to create or impose, by implication or otherwise, any commitment or obligation on the part of the Lender to make Loans. Accordingly, each Borrower agrees that any Loan shall be made solely at the Lender’s discretion.
(b)Neither this Agreement nor any other Loan Document, nor any provision hereof or thereof, may be waived, amended, or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers party thereto and the Lender. No failure or delay by the Lender in exercising any right or power under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. All rights and remedies afforded to the Lender by reason of this Agreement and the other Loan Documents are separate and cumulative remedies, and shall be in addition to all other rights and remedies in favor of the Lender existing at law or in equity or otherwise. None of such remedies, whether or not exercised by the Lender, shall be deemed to exclude, limit or prejudice the exercise of any other legal or equitable remedy or remedies available to the Lender. No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by the first sentence of this Section 8(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of any Loan shall not be construed as a waiver of any default, regardless of whether the Lender may have had notice or knowledge of such default at the time.
(c)THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
(d)Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.
(e)Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 8(d). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(f)Each Borrower hereby agrees to the service of process in any legal action or proceeding with respect to this Agreement or any other Loan Document may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage paid, to such Borrower at 30 Hudson Yards, New York, New York 10001, but the failure of such Borrower to receive such copy shall not affect in any way the service of such process.
(g)The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that (i) none of the Borrowers may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) the Lender may not assign or otherwise transfer its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Borrowers (such consent not to be unreasonably withheld, delayed or conditioned); provided, however, the consent of the Borrowers shall not be required for the Lender to assign or otherwise transfer its rights or obligations hereunder or under any other Loan Document to an affiliate of the Lender (provided such affiliate signs a joinder agreeing to comply with the obligations of the Lender hereunder) or upon the occurrence and during the continuance of an Event of Default (as defined in the Master Note) set forth in clauses (b), (e) or (f) of such definition or any other Event of Default that has continued for more than 30 days. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, the Indemnitees, and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.
(h)Each Borrower hereby acknowledges that: (i) the Lender has no fiduciary relationship with or fiduciary duty to any Borrower arising out of or in connection with this Agreement or any other Loan Document, and the relationship between the Lender, on the one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and (ii) no joint venture is created hereby or by any other Loan Document or otherwise exists by virtue of the transactions contemplated hereby between any Borrower and the Lender.
(i)Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
(j)In accordance with the requirements of Title III of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), the Lender hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and, subject to applicable confidentiality requirements (as determined by such Borrower), other information that will allow the Lender to identify such Borrower in accordance with the Act.
(k)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights, and (vi) all references herein to the term “law” shall be construed to include statutes and any rules, regulations or orders thereunder.
(l)This Agreement and the other Loan Documents may be executed in any number of counterparts (including by facsimile, electronic mail (including .pdf file, .jpeg file or any electronic signature (including via DocuSign) complying with the U.S. federal ESIGN Act of 2000) or in portable document format), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed an original, and all of which taken together shall constitute but one agreement. Delivery of an executed signature page of this Agreement or the other Loan Documents by any electronic means that reproduces an image of the actual executed signature page shall be as effective as delivery of a manually executed counterpart of this Agreement or the other Loan Documents.
(m) This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
(n)Notwithstanding anything herein or in any other Loan Document to the contrary, the liability of the Borrowers under this Agreement and the other Loan Documents shall be joint and several; provided, however, that notwithstanding anything to the contrary in this Agreement, the liability incurred by any Borrower under this Agreement and the other Loan Documents arising solely from its joint and several liability shall not exceed the lesser of (i) the amount that can be incurred by such Borrower under applicable Law relating to the insolvency of debtors and (ii) the amount that can be incurred by such Borrower under the Constituent Documents of such Borrower for such purpose.
Section 9.Termination Rights. Each Borrower shall have the right to terminate this Agreement and the other Loan Documents in respect of itself, at any time, upon written notice to the Lender and payment in full of any and all outstanding Obligations of such Borrower. The Lender shall have the right to terminate this Agreement and the other Loan Documents with respect to any or all Borrowers at any time upon delivery of written notice to such Borrower(s). For the avoidance of doubt, the Lender shall not be required to fund new loans once notice has been provided of its intent to terminate this Agreement.
Section 10.Limited Recourse. Notwithstanding anything to the contrary contained in this Agreement or under provisions of applicable law, none of the Lender and its assignees shall have any recourse to any general partner of any Borrower, any Investor or any of their respective assets for any indebtedness or other monetary obligation incurred under the Loan Documents; provided, however, that nothing contained herein (a) shall constitute a waiver or release of the Borrowers of any indebtedness or other monetary obligation evidenced by this Agreement or the Master Note or (b) shall limit or otherwise restrict recourse to and enforcement against the applicable Borrower itself.
Section 11.Extension. Provided (a) the Borrowers shall have delivered to the Lender an extension request not less than thirty (30) days prior to the then-effective Stated Expiration

Date, (b) there exists no Event of Default or Default, and (c) the Lender shall have provided its consent, such consent to be given in its sole and absolute discretion, the Borrowers shall have the option to extend the Stated Expiration Date for additional terms of no longer than six (6) months each.
Section 12.Demand Obligation.
(a)The Loans together with all accrued and unpaid interest thereon, are payable on or before the earlier of (i) the 180th day (if such day is not a Business Day, then on the immediately succeeding Business Day) following the earlier of (x) the date the Lender demands payment hereunder and (y) the Stated Expiration Date and (ii) if specified, the scheduled date of repayment for each such Loan as set forth in the relevant Loan Request (the “Scheduled Repayment Date”), which date shall in no case be later than 364 days following the borrowing of such Loan (unless the Lender, in its sole discretion, consents to a Scheduled Repayment Date that is later than 364 days following the borrowing of such Loan). Accordingly, the Lender can demand payment in full of the Loans at any time in its sole discretion even if the Borrowers have complied with all of the terms of this Agreement and the other Loan Documents. Upon the earlier of written demand for payment by the Lender in connection with the Obligations of any Borrower and the Stated Expiration Date, to the extent that its Obligations have not otherwise been satisfied, such Borrower shall use commercially reasonable efforts to apply excess available cash proceeds to the repayment in full of its Loans and Obligations.
(b)For the avoidance of doubt, no Borrower shall be required to repay the Loans as described in (a) above in a manner which may prevent such Borrower or its parent from (i) conducting the shareholder repurchase program or any excess tender offer on terms described in K-INFRA’s private placement memorandum, as amended from time to time; (ii) closing on any acquisition entered into prior to the Lender’s demand for payment; (iii) making elective distributions of an amount not to exceed amounts paid in the immediately preceding fiscal quarter; and (iv) pay any taxes when due. For purposes hereof, “K-INFRA” shall mean KKR Infrastructure Conglomerate LLC.
Section 13.Subordination.
(a)Notwithstanding anything in this Agreement to the contrary, solely to the extent that any Borrower is or becomes a party to the Revolving Loan Agreement, the Borrowers’ obligations under this Agreement (the “Subordinate Obligations”) shall be subordinate and junior in right of payment to all present and future indebtedness, obligations, and liabilities of any Borrower arising under, in respect of, or otherwise in connection with the Revolving Loan Agreement and the loan documents related thereto (the “Senior Obligations”). The Subordinate Obligations shall remain subordinate and junior in right of payment to the Senior Obligations for so long as any Borrower remains party to the Revolving Loan Agreement or until the date on which all Senior Obligations are satisfied in full in accordance with the terms of the Revolving Loan Agreement (other than, in each case, any contingent indemnity obligations, in respect of which a claim has not yet been made) (such date, the “Termination Date”); provided, that the Borrowers may make payments in respect of any Subordinated

Obligations unless an Event of Default or a Cash Control Event, each under and as defined in the Revolving Loan Agreement, shall have occurred and be continuing and any Borrower (or its representative) shall have received notice thereof from the Administrative Agent. The Lender agrees that the Subordinated Obligations shall at all times on or prior to the Termination Date, remain unsecured and, at no time on or prior to the Termination Date, shall any Borrower create, grant, pledge or suffer to exist any line in any of its assets or properties in respect of the Subordinated Obligations in favor of the Lender.
(b)Solely to the extent that any Borrower is or becomes party to the Revolving Loan Agreement, this Agreement may not be amended in any way that would (i) modify this Section 13 or (ii) reasonably be expected to have an adverse effect on the rights, powers, remedies and privileges of the lenders under the Revolving Loan Agreement in any material respect, in each case, without the approval of the Administrative Agent.
[SIGNATURE PAGES FOLLOW]

Sincerely yours,
KKR Alternative Assets LLC
By: /s/ Philip Kim_____
Name:    Philip Kim
Title:    Vice President & Treasurer
AGREED AND ACCEPTED AS OF
THE DATE FIRST ABOVE WRITTEN:
K-INFRA HEDGECO LLC

By: /s/ Michael Ryan_____
Name: Michael Ryan
Title: Manager
[Signature Page to Uncommitted Unsecured Line of Credit Agreement]

EXHIBIT A TO LETTER AGREEMENT
Funding Request Form

Project Name(s)

Borrower

Currency / Interest Period

Amount needed

Date required

Interest Rate[1]

Scheduled Repayment Date[2]

Bank Account Details

Kindly send swift confirmation on value date to confirm receipt of funds by
1 Refer to Section 2 of the Master Promissory Note.
2 To be 364 days from the date on which the requested loan is made.
A-1

EXHIBIT B TO LETTER AGREEMENT
[Form of Master Note]
PROMISSORY NOTE
[DATE]
New York, New York
FOR VALUE RECEIVED, each of the entities listed on Schedule II hereto (as updated from time to time, collectively, the “Borrowers”; each, a “Borrower”), hereby promises to pay to the order of KKR Alternative Assets LLC (the “Lender”), at the Lender’s office at 30 Hudson Yards, New York, New York 10001, the aggregate unpaid principal amount of all loans made by the Lender under the Letter Agreement (as defined below) (each a “Loan”; collectively, the “Loans”) on the due date for each Loan (as recorded by the Lender on its books and records and/or on Schedule I hereto or continuation thereof).
Loans evidenced hereby are made pursuant to that certain letter agreement dated as of August 9, 2024 between the Lender and the Borrowers party thereto (as amended, supplemented, or otherwise modified from time to time, the “Letter Agreement”) providing for an uncommitted unsecured line of credit. This Note is the “Master Note” as defined in the Letter Agreement. The liability of each Borrower under this Note shall be governed by the terms of Section 8(n) of the Letter Agreement. The recourse to any Investor under this Note shall be limited as provided in Section 10 of the Letter Agreement.

[The Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Letter Agreement applicable to it as a Borrower.]3

Section 1.Defined Terms. Unless otherwise defined herein, capitalized terms herein shall have the meanings assigned to them in the Letter Agreement. As used herein, the following terms shall have the meanings specified below:
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute or statutes.
“Default” means any event or condition which, with the passage of time, the giving of notice, or both, would give rise to an Event of Default.
“Dollars” or “$” mean, at any time, the lawful currency of the United States of America.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute or statutes.
3 To be included in the Master Note of any additional borrower that did not sign the Letter Agreement at the initial closing.

“Event of Default” has the meaning set forth in Section 7 of this Note.
“Excluded Taxes” means (a) any income or franchise Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction of the governmental authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising on account of the execution, delivery, performance, filing, recording, or enforcement of, or other activities contemplated in, this Note), (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Lender is located, (c) any withholding Taxes resulting from any law in effect on the date hereof (or on the date the Lender designates a new lending office or on the date the Lender assigns this Note to another party), except to the extent that Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Borrower with respect to such withholding Taxes pursuant to the paragraphs relating to payments made without deduction for Indemnified Taxes, to exemption from or reduction of withholding Tax and to refund of Indemnified Taxes, (d) any Taxes attributable to the Lender’s failure to comply with the paragraphs in Section 4 relating to exemptions from or reduction of withholding Taxes (including with respect to FATCA), and (e) any withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code (or any amended or successor version described above), and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing the foregoing.
“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to payments under this Note.
“Interest Payment Date” means, with respect to any Loan, (a) the later of (x) the last day of the Interest Period applicable to such Loan and (y) five Business Days following receipt of an invoice therefor from the Lender for the interest accruing during such Interest Period; and (b) the date of any payment of principal.
“Interest Period” means, with respect to a Loan, the period commencing on the date such Loan is made and ending on the numerically corresponding day one calendar month thereafter, or if such day is not a Business Day, then on the immediately succeeding Business Day; provided, that if such Business Day would fall in the next calendar month, such Interest Period shall end on the immediately preceding Business Day; and provided, further, that any Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month(s)) shall, subject to the foregoing proviso, end on the last Business Day of the appropriate calendar month. Without the consent of the Lender, no Interest Period may extend beyond the Stated Expiration Date.

“Lien” means, (a) with respect to any asset, (x) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset and (y) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Plan Asset Regulations” means U.S. Department of Labor Regulation Section 2510.3-101, 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, and any successor statutory or regulatory provisions.
“SOFR” means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the such benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“SOFR Rate” means, for any day, the forward-looking term rate based on SOFR for a tenor comparable to the applicable Interest Period on the day that is two (2) Business Days prior to the first day of such Interest Period; provided, however, that if as of 5:00 p.m. (New York City time) on any such date of determination the SOFR for such applicable Interest Period has not been published or is not available, then the SOFR Rate shall be the SOFR for such applicable Interest Period on the first preceding Business Day so long as such first preceding Business Day is not more than three (3) Business Days prior to the date of determination.
“Taxes” means any present or future taxes, levies, imposts, duties, deductions, charges, or withholdings (including backup withholding), assessments or fees imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.
Section 2.Interest. Each Borrower promises to pay interest on each Interest Payment Date on the unpaid balance of the principal amount of each Loan made to such Borrower from and including the date of such Loan to but excluding the date of its repayment at a rate per annum as set forth in the applicable Loan Request, which shall be a rate per annum up to such Borrower’s then-current borrowing rate offered by a third party or, if such rate is not offered, up to the SOFR Rate applicable to such Loan plus 3.25%. Interest shall be payable on the relevant Interest Payment Date and shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. In the event that any principal of or interest accrued and unpaid hereon shall not be paid when due, interest shall be payable on any such overdue amount upon written demand at a rate per annum equal to 2.0% in excess of the interest rate specified in the immediately preceding sentence (but not at a rate higher than the highest interest rate permitted by applicable law) on any overdue principal and, to the extent permitted by applicable law, on any overdue interest, from the due date thereof to the date of actual payment (after as well as before judgment and during bankruptcy). All payments hereunder shall be made in Dollars and in immediately available funds and in accordance with the last paragraph of Section 8. Notwithstanding any other provision hereof, if the Lender shall determine prior to the commencement of any Interest Period that adequate and reasonable means do not exist for ascertaining the applicable SOFR Rate, then the Lender shall (in consultation with the Borrowers) have the option to determine an appropriate successor rate or promptly give notice thereof to the Borrowers and at the Lender’s option it may demand repayment of the affected

Loan(s), and even absent such demand, no Loan shall be created or continued for such Interest Period until adequate and reasonable means exist for ascertaining such SOFR Rate or a successor thereto.
Section 3.Prepayment; Repayment. Each Borrower shall have the right voluntarily to prepay without penalty or premium, at any time and from time to time, all or any portion of the outstanding principal balance of any Loan to it; provided, that accrued interest upon the amount prepaid shall be paid at the time of any such prepayment; provided, further, that if any principal of a Loan is paid prior to the last day of the Interest Period therefor set forth in the books and records of the Lender and/or Schedule I hereto or any continuation thereof (whether by acceleration, prepayment or otherwise), such Borrower also agrees to pay to the Lender such amount as is reasonably determined by the Lender to represent the aggregate losses, costs, and expenses incurred or suffered by the Lender as a result of such prepayment. A certificate of the Lender setting forth the foregoing amount shall, absent manifest error, be conclusive and binding for all purposes. The applicable Borrower shall pay the Lender the amount shown as due on any such certificate promptly upon receipt thereof.
Each Loan shall be paid in full by the applicable Borrower, together with all accrued and unpaid interest thereon, in accordance with Section 12 of the Letter Agreement.
Section 4.Taxes. Any and all payments by or on account of a Borrower under this Note shall be made free and clear of and without deduction for any Taxes, except as required by applicable law. If a Borrower shall be required by law to withhold or deduct any Taxes from such payments, then (i) such Borrower shall make such withholdings or deductions, (ii) such Borrower shall pay the full amount withheld or deducted to the relevant taxing authority in accordance with applicable law, and (iii) if the Tax in question is an Indemnified Tax, the sum payable by such Borrower to the Lender shall be increased as necessary so that after making all required deductions with respect to Indemnified Taxes (including deductions applicable to additional sums payable under this Section 4), the Lender receives an amount equal to the sum it would have received had no such deductions with respect to Indemnified Taxes been made. The applicable Borrower shall indemnify the Lender for the full amount of any Indemnified Taxes payable or paid by the Lender.
To the extent the Lender is entitled to an exemption from or a reduction of withholding Tax with respect to payments made by or on account of a Borrower, the Lender shall deliver to such Borrower, at the time or times reasonably requested by such Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if requested by such Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower as will enable such Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. The Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall, upon the reasonable request from such Borrower, update such form or certification or promptly notify such Borrower in writing of its legal inability to do so.

If a payment made to the Lender under this Note would be subject to U.S. federal withholding tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the relevant Borrower at the time or times prescribed by law and at such time or times reasonably requested by a Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by a Borrower or as may be necessary for such Borrower to comply with their obligations under FATCA, to determine whether the Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause, “FATCA” shall include any amendments made to FATCA after the date hereof.
If the Lender receives a refund in respect of any Indemnified Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 4, it shall pay over such refund to the applicable Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower pursuant to this Section 4), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, that such Borrower, upon the request of the Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Lender in the event the Lender is required to repay such refund to such governmental authority.
Each Borrower shall maintain at one of its offices a copy of each assignment delivered to it and a register for the recordation of the names and addresses of the Lender (and any permitted assignee lender (each, an “Assignee”)), and principal amount (and stated interest) of the amounts owing to the Lender and each Assignee, as applicable, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the applicable Borrower, the Lender and the Assignee(s) (if any) shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the Lender or an Assignee, as the case may be, hereunder for all purposes of this Note, notwithstanding notice to the contrary. No transfer is effective until the transferee is reflected as such on the Register pursuant to this Section 4. The parties intend for the Loan to be in registered form for tax purposes and to the extent of any conflict with this Section 4, this Section 4 shall be construed in accordance with that intent.
Section 5.Covenants. At any and all times as the principal of or interest on any Loan evidenced hereby remains unpaid, each Borrower agrees that it will:
(a)to the extent that failure to do so would (individually or in the aggregate) result in a material adverse effect, file, or cause to be filed, all Tax returns required to be filed by it in any jurisdiction, and pay all Taxes, assessments, fees, and other governmental charges or levies imposed upon it or upon any of its properties, income or franchises prior to the time that such Taxes become delinquent; provided, that no Borrower shall be required to pay any such

Tax, assessment, charge, or levy if and so long as the amount, applicability, or validity thereof shall currently be contested in good faith by appropriate proceedings and appropriate reserves therefor have been established in accordance with Generally Accepted Accounting Principles;
(b)preserve and maintain its existence;
(c)furnish to the Lender promptly upon becoming aware of the existence of any condition or event which constitutes an Event of Default or a Default;
(d)comply in all material respects with all material laws, rules, regulations, and all orders of any applicable governmental authority;
(e)not amend or modify, or permit any amendment or modification of, its Constituent Documents in a manner that could reasonably be expected to materially and adversely affect the Lender; and
(f)if at any time amounts in respect of unpaid principal or interest for any Loan to it evidenced by this Note become due and payable, make such payments in accordance with the last paragraph of Section 8.
Section 6.Representations and Warranties. Each Borrower, with respect to itself, represents and warrants on the date hereof and on each date that a Loan shall be made that (a) it has been duly formed and is validly existing; (b) it has provided the Lender with a true and complete copy of its Constituent Documents as in effect on the date hereof; (c) this Note has been duly authorized, executed, and delivered by such Borrower and constitutes its legal, valid, and binding obligation, enforceable in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors rights; (d) its execution, delivery, and performance of this Note have been duly authorized by all requisite action and will not conflict with, violate, result in any default under, or result in the creation of any Lien on any of its assets pursuant to, its Constituent Documents, any applicable law or regulation, any judgment, order or decree binding on it or any material agreement or instrument or contractual restriction to which it is party or which is binding on it or its properties; (e) [reserved]; (f) [reserved]; and (g) assuming that no portion of the assets used by the Lender in connection with the Loans hereunder constitutes assets of (A) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) or “plan” (as such term is defined in Section 4975(e) of the Code) or trust or custody account therefor (or master trust or custody account therefor) subject to Title I of ERISA or Section 4975 of the Code, (B) a group trust, as described in Revenue Ruling 81-100 or insurance company separate account that includes one or more Persons described in clause (A) above, or (C) a partnership, insurance company general account, or other account or other fund that is deemed to hold “plan assets” pursuant to the Plan Asset Regulation of one or more Persons described in clause (A) or (B) above, then the transactions contemplated by this Note will not constitute a nonexempt prohibited transaction (as such term is defined in Section 4975(c)(1)(A)

(C) of the Code or Section 406(a) of ERISA) that could subject the Lender to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.
Section 7.Events of Default.    Any of the following shall, with respect to a Borrower, constitute an “Event of Default”:
(a)any representation or warranty by such Borrower hereunder proves to be untrue or incorrect in any material respect when made;
(b)any principal or interest, regardless of amount, due with respect to such Borrower under this Note is not paid, with respect to principal, on the date when and as the same shall become due and payable, whether upon maturity, acceleration, demand (subject to the last paragraph of Section 8) or otherwise and, with respect to interest, within five (5) Business Days after the date when and as the same shall become due and payable;
(c)there shall occur any change in the condition (financial or otherwise) of any Borrower which, in the reasonable judgment of the Lender, has a material adverse effect on such Borrower;
(d)such Borrower shall fail to observe or perform any other term, covenant, condition or agreement contained herein and such failure shall continue for thirty (30) days after notice from the Lender;
(e)an involuntary proceeding shall be commenced or an involuntary petition shall be filed against such Borrower seeking (i) liquidation, reorganization or other relief in respect of such Borrower, or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Borrower, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(f)such Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (e) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Borrower for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(g)such Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(h)one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against such Borrower and the same shall not be covered by insurance and remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any or any affiliate of them to enforce any such judgment.
For the avoidance of doubt, the occurrence of a Default or an Event of Default with respect to one Borrower shall not, by itself, result in a Default or an Event of Default with respect to any other Borrower. If any Event of Default occurs and is continuing, the Lender may declare the entire outstanding principal amount of each Loan to the applicable Borrower and all accrued and unpaid interest owing thereon to be immediately due and payable by such Borrower; provided that if an Event of Default described in Section 7(b), 7(e) or 7(f) has occurred and is continuing, the outstanding principal amount of each Loan to such Borrower and all accrued and unpaid interest owing thereon shall become immediately due and payable concurrently therewith, without any further action by the Lender, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which each of the Borrowers hereby expressly waives.
Section 8.Miscellaneous.
Each Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. Neither the failure nor any delay on the part of the Lender in any particular instance to exercise any right, power or privilege hereunder shall constitute a waiver thereof in that or any subsequent instance. No consent or waiver of the terms of this promissory note (this “Note”) shall be effective unless in writing. All rights and remedies of the Lender are cumulative and concurrent, and no single or partial exercise by the Lender of any right, power or privilege shall preclude any other or further exercise of any other right, power or privilege.
Except as may be required by law, all payments to be made hereunder by the applicable Borrower shall be made without set-off or counterclaim, in immediately available funds and in Dollars at and for the account of the Lender.
Each Loan evidenced by this Note and all payments and prepayments of the principal thereof and any outstanding balance and interest thereon and the respective dates thereof shall be recorded by the Lender in its books and records (which may be electronic in nature) and at any time and from time to time may be, and shall be prior to any transfer and delivery of this Note, entered by the Lender on Schedule I attached hereto or any continuation thereto, and recorded in the Register in accordance with Section 4. The failure by the Lender to make any such entries or notations on such schedule or in its internal records or any error in such a notation shall not affect the obligations of the applicable Borrower under this Note.
In addition to the other sums payable hereunder, upon receipt of written demand therefor, each Borrower agrees to pay to the Lender all costs and expenses (including reasonable attorneys’ fees) which may be incurred in connection with the enforcement of such Borrower’s obligations hereunder.

All notices or other communications provided for hereunder shall be in writing (including telecommunications) and shall be mailed, facsimiled or delivered, if to a Borrower, at the address of such Borrower set forth underneath such Borrower’s signature, if to the Lender, at KKR Alternative Assets LLC, 30 Hudson Yards, New York NY 10001, Attention: James Rudy or in each case at such other address as may hereafter be specified by any such Person to the other party in writing. All notices and communications shall be effective (i) if mailed, when received at the address specified above, (ii) if facsimiled, when transmitted and (iii) if delivered, upon delivery.
THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Each Borrower hereby consents to the service of process in any action or proceeding brought against it by the Lender by means of registered mail to the last known address to such Borrower. Nothing herein, however, shall prevent service of process by any other means recognized as valid by law within or without the State of New York. EACH BORROWER HEREBY WAIVES AND AGREES TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM INSTITUTED WITH RESPECT TO ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED TO THIS NOTE. By the execution of this Note, each Borrower hereby submits to the jurisdiction of courts located in the County of New York, State of New York.
This Note may be executed in any number of counterparts (including by facsimile, electronic mail (including .pdf file, .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or in portable document format), and by the different parties hereto on the same or separate counterparts, and any of the parties hereto may execute this Note by signing any such counterpart, each of which shall be deemed an original, and all of which taken together shall constitute but one agreement and any of the parties hereto may execute this Note by signing any such counterpart. Delivery of an executed signature page of this Note or the other Loan Documents by any electronic means, including via DocuSign, that reproduces an image of the actual executed signature page shall be as effective as delivery of a manually executed counterpart of this Note.
The Loans are payable “on demand”, but subject to the terms of Section 12 of the Letter Agreement.
[SIGNATURE PAGE FOLLOWS]

BORROWER:
[[___________]
By: ____________________________
Name: [_____]
Title: [_____]
Address:    [_______]] 4

4 Insert relevant Borrower name and signatory name and title and Borrower address.
[Master Note Signature Page]

SCHEDULE I TO MASTER NOTE

Borrower	Date	Interest Period	Principal	Interest	Unpaid Principal Balance of Note

Schedule I to Master Note

SCHEDULE II TO MASTER NOTE

Borrower	Jurisdiction of Organization

Schedule II to Master Note

EXHIBIT C TO LETTER AGREEMENT
CERTAIN DEFINED TERMS
As used in this Agreement, the following terms have meanings specified below:
“Act” has the meaning given such term in Section 8(j) of this Agreement.
“Administrative Agent” has the meaning specified in the definition of “Revolving Loan Agreement.”
“Agreement” means this Letter Agreement, together with the Exhibits hereto, as the same may be amended, supplemented, or otherwise modified from time to time.
“Borrower” means each Person listed on Exhibit D hereto (as such Exhibit may be updated from time to time by the Lender to reflect the addition of any new Persons as borrowers hereunder or termination of any Borrowers as borrowers hereunder).
“Business Day” means any day on which commercial banks are not authorized or required to close in New York City.
“Constituent Documents” means the constituent, governing, or organizational documents of a Person, including (a) in the case of any limited partnership, exempted limited partnership, joint venture, trust or other form of business entity, the limited partnership, exempted limited partnership, joint venture or other applicable agreement of formation of such Person and any agreement, statement, instrument, filing or notice with respect thereto filed in connection with its formation or registration with the secretary of state or registrar of exempted limited partnership or other department in the jurisdiction of its formation; (b) in the case of any limited liability company, the articles of formation, the articles of association and operating agreement for such Person; and (c) in the case of a corporation or exempted company, the certificate or articles of incorporation and the articles of association or bylaws for such Person; in each case, as the same may be amended, supplemented, or otherwise modified from time to time to the extent not prohibited by this Agreement.
“Indemnitee” has the meaning given thereto in Section 5 of this Agreement.
“Investments” means, in respect of any Borrower, direct or indirect investments permitted under the Constituent Documents of such Borrower.
“Investor” means, in respect of any Borrower, any shareholder, stockholder, limited partner or any other Person who subscribes to purchase the shares, limited partnership interests, limited liability company interests or other analogous equity interests in such Borrower.
“Lender” means KKR Alternative Assets LLC.
“Line” has the meaning given to such term in the first introductory paragraph of this Agreement.
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“Loan Documents” means, collectively, this Agreement, the Master Note and any other agreements or instruments made or entered into by any Borrower with or in favor of the Lender in connection with this Agreement or the Master Note.
“Loan Request” has the meaning given thereto in Section 2(a) of this Agreement.
“Loans” means, collectively, the loans made by the Lender to one or more Borrowers pursuant to this Agreement and the applicable Master Note.
“Master Note” means, collectively, one or more master promissory notes, each in substantially the form of Exhibit B to this Agreement executed and delivered by each Borrower to the Lender under this Agreement, as the same may be amended, supplemented, or otherwise modified from time to time.
“Obligations” means all obligations and liabilities of the Borrowers to the Lender in and under the Loan Documents, whether matured or unmatured, absolute or contingent, now existing or hereafter incurred (including interest accruing after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable thereunder).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
“Revolving Loan Agreement” means that certain Revolving Loan Agreement, dated as of April 3, 2024 among, inter alios, the borrowers listed on Schedule 1.01(b) thereto, as borrowers, the financial institutions from time to time party hereto, as lenders and Mizuho Bank, Ltd. as administrative agent on behalf of such lenders (the “Administrative Agent”), as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
“Scheduled Repayment Date” has the meaning given thereto in Section 12 of this Agreement.
“Senior Obligations” has the meaning given thereto in Section 13(a) of this Agreement.
“Subordinated Obligations” has the meaning given thereto in Section 13(a) of this Agreement.
“Termination Date” has the meaning given thereto in Section 13(a) of this Agreement.

* * * * *
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Updated as of August 9, 2024
EXHIBIT D TO LETTER AGREEMENT

Borrower	Date Borrower Joined the Line	Date Borrower Withdrew from the Line (if applicable)
K-INFRA HedgeCo LLC	August 9, 2024

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